UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2014

PEBBLEBROOK HOTEL TRUST
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7315 Wisconsin Avenue, 1100 West, Bethesda, Maryland		20814
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(240) 507-1300

Not Applicable
_____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed by Pebblebrook Hotel Trust (together with its subsidiaries, the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2014, on October 16, 2014 the Company, as parent guarantor, Pebblebrook Hotel, L.P., as borrower (the “Borrower”), and certain indirect subsidiaries of the Company entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and certain other lenders named therein. The Credit Agreement provides a $600 million unsecured borrowing capacity, composed of a $300 million unsecured revolving credit facility, which matures on January 15, 2019, and a $300 million unsecured term loan facility, which matures on January 15, 2020. Subject to certain terms and conditions set forth in the Credit Agreement, the Borrower (i) may request additional lender commitments under either or both facilities of up to an additional aggregate of $400 million and (ii) may elect, for an additional fee, to extend the maturity date of the revolving credit facility by six months up to two times, for a maximum maturity date of January 15, 2020.
On December 17, 2014, the Borrower drew $200 million under the unsecured term loan facility (the “Term Loan”). The Term Loan will mature on January 15, 2020 and will bear interest at a rate per annum equal to LIBOR plus a margin of 1.50% to 2.25% depending on the Company's consolidated leverage ratio (as defined in the Credit Agreement).  Pursuant to separate interest rate swap agreements, the Company effectively fixed LIBOR at 1.625% for $100 million of the Term Loan and at 1.66%, beginning on January 13, 2015, for the other $100 million of the Term Loan.

As of December 31, 2014, following the addition of the $200 million Term Loan and including the $100 million term loan previously outstanding, the Borrower has borrowed the full $300 million currently available under the $300 million unsecured term loan facility under the Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

December 31, 2014	By:	/s/ Raymond D. Martz
Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary